Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Skye Bioscience, Inc. on Form S-8 of our report dated March 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Skye Bioscience, Inc. as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K of Skye Bioscience, Inc, for the year ended December 31, 2022

/s/ Marcum LLP

Marcum LLP
East Hanover, NJ
December 21, 2023